PDI CONTACT:	INVESTOR CONTACT:

Amy Lombardi	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
ALombardi@pdi-inc.com	MCarey@RxIR.com
www.pdi-inc.com

PDI Announces New Business Win with Top 5 Pharma Company
With Revenue Value of Approximately $15 Million

Parsippany, N.J., Oct. 21, 2010 – PDI, Inc. (Nasdaq: PDII), a leading provider of integrated promotional outsource services to health care companies, today announced a significant new contract sales engagement with an existing Top 5 global pharmaceutical client. The contract involves several products in the women’s health therapeutic category and is scheduled to begin in early November 2010 and run for 12 months. This program is expected to generate revenue to PDI of approximately $15 million over the life of the contract.

Under the program, PDI will provide the client with a dedicated sales team that will call on both women's health specialists and primary care physicians.

"This business expansion with a major client again demonstrates the value and high return on investment that PDI has been able to deliver to our customers,” said Nancy Lurker, Chief
Executive Officer of PDI, Inc. "We are now looking forward to applying our deep expertise in the women's health category and providing high-impact service to our client. By securing new business wins with existing clients, such as today’s announcement, as well as by gaining new clients and extending our current programs and services, we are confident of realizing the growth strategy we have set out for 2010 and beyond."

About PDI, Inc.
PDI is a leading provider of integrated promotional outsource services to established and emerging healthcare companies. The company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales and marketing expertise. For more information, please visit the company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts or the failure to meet performance goals in PDI's incentive-based arrangements with clients. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2009, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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